Maine & Maritimes Corporation to Present at Dutton Associates' "Recognizing Opportunity" Small Cap Conference in San Francisco March 28, 2006

PRESQUE ISLE, ME -- 03/27/2006 -- Maine & Maritimes Corporation (AMEX: MAM) will present at Dutton Associates' "Recognizing Opportunity" Small Cap Conference. Maine & Maritimes Corporation, along with a select group of emerging growth companies in a variety of sectors, including energy, alternative energy, technology, security, financial services, and consumer products, will update investment professionals on business activities, trends and current developments.

The conference will take place at St. Regis Hotel in San Francisco on Tuesday, March 28 from 7:45 a.m. to 5 p.m. Maine & Maritimes will make one ten-minute presentation in the morning, which will be web cast and available on March 28, 2006, and thereafter on www.jmdutton.com or www.maineandmaritimes.com. In the afternoon, the Company will present to small, informal groups of investment professionals during two break-out sessions. For more conference information and registration, visit www.jmdutton.com.

About Maine & Maritimes Corporation

Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility; The Maricor Group and its subsidiaries, The Maricor Group, Canada Ltd, and The Maricor Group New England, Inc., both building sciences, energy efficiency and lifecycle asset management services companies; Maricor Properties Ltd and its subsidiaries, Cornwallis Court Developments Ltd and Mecel Properties Ltd, and its joint venture subsidiary Maricor Ashford Ltd, which are Canadian real estate development and investment companies; and Maricor Technologies, Inc., a sustainable lifecycle asset management and capital planning information technology subsidiary. MAM's headquarters are in Presque Isle, Maine and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Boston, Massachusetts; and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com. "MAM-G"

About Dutton Associates

Dutton Associates, an international issuer-paid equity research firm, offers independent, fundamental research on over 120 small cap public companies. The company's 29 analysts are primarily CFA charter holders with, on average, over 20 years of experience at the major securities firms. For more information, visit www.jmdutton.com.

Media contact:
Annette N. Arribas
207.760.2402
aarribas@maineandmaritimes.com